UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2018

_________________

WIDEPOINT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33035	52-2040275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7926 Jones Branch Drive, Suite 520, McLean, Virginia (Address of Principal Executive Office)		22102 (Zip Code)
Registrant’s telephone number, including area code: (703) 349-2577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 3, 2018, WidePoint Corporation (the “Company”) entered into an appointment and standstill agreement (the “Agreement”) with its significant stockholder, Nokomis Capital, L.L.C. (“Nokomis”).

The Agreement, among other things, provides that (i) Nokomis shall be entitled to appoint one qualified independent individual as a Class III director of the Company and as a member of the Corporate Governance and Nominating Committee and the Compensation Committee of the Board and the Company shall nominate such appointee for election at the 2018 or 2019 Annual Meeting of Stockholders (depending on the timing of the appointment); (ii) the Company and Nokomis shall mutually select a qualified independent individual to serve as a Class III director of the Company and as a member of the Corporate Governance and Nominating Committee and the Compensation Committee of the Board and the Company shall nominate such appointee for election at the Company’s 2018 or 2019 Annual Meeting of Stockholders (depending on the timing of the appointment); provided, however, that if a mutually acceptable candidate is not appointed prior to January 2, 2019, the Company shall temporarily appoint either Wes Cummins or Brett Hendrickson to the Board until such time that a mutually acceptable nominee is selected; and (iii) the Company shall use commercially reasonable efforts to hold its 2018 Annual Stockholders Meeting on or prior to October 1, 2018 and to hold its 2019 Annual Stockholders Meeting on or prior to June 30, 2019.

As part of the Agreement, Nokomis, among other things, agreed to customary standstill commitments during the term of the Agreement and to vote its shares in favor of the Board's recommendations regarding director elections and other matters to be submitted to a vote at the 2018 and 2019 Annual Meetings of Stockholders. The term of the Agreement expires on the date that is thirty days prior to the deadline related to nominations by stockholders of directors for election at the Company’s 2020 Annual Meeting of Stockholders. As of the date of the Agreement, Nokomis owned 12,774,251 shares of the Company’s outstanding common stock, representing approximately 15.4% of the total outstanding shares.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 above is incorporated herein by reference. In addition, the Nominating and Corporate Governance Committee of the Company’s Board of Directors has decided not to re-nominate James Ritter and George Norwood to serve as Class III members of the Board such that their respective terms as members of the Board shall expire at the 2018 Annual Meeting of Stockholders. The Board of Directors of the Company would like to formally extend its gratitude to Mr. Ritter and Mr. Norwood for their many years of service and contributions to the Company.

Item 5.08	Shareholder Director Nominations

In connection with the Agreement described above, the Company has tentatively scheduled its 2018 Annual Meeting of Stockholders for Tuesday, September 18, 2018.

As previously disclosed in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, proposals of stockholders intended to be presented at the 2018 Annual Meeting must be received by the Secretary of the Company, 7926 Jones Branch Drive, Suite 520, McLean, Virginia, no later than July 3, 2018 in order for them to be considered for inclusion in the 2018 Proxy Statement. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. Furthermore, as previously disclosed in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, a stockholder desiring to submit a proposal to be voted on at the 2018 Annual Meeting of Stockholders, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to the Company no later than July 3, 2018. Failure to comply with that advance notice requirement will result in the proposal not being placed on the agenda at the meeting.

Item 9.01(d)	Financial Statements and Exhibits

Exhibit 10.1	Appointment and Standstill Agreement dated July 3, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION

/s/ Kito Mussa
Date: July 3, 2018	Kito Mussa
Chief Financial Officer